FOR IMMEDIATE RELEASE

October 14, 2010

Contact:   Susan M. Jordan

     732-577-9997

Monmouth Real Estate Investment Corporation Closes Offering of 817,250 Shares of 7.625% Series A Cumulative Redeemable Preferred Stock

Freehold, New Jersey – October 14, 2010 – Monmouth Real Estate Investment Corporation (NYSE: MNR) (the “Company”) today announced the closing of its sale of 817,250 shares of its 7.625% Series A Cumulative Redeemable Preferred Stock at an offering price of $24.00 per share.  The Company received net proceeds of approximately $19.1 million and intends to use the net proceeds from the offering to purchase additional properties in the ordinary course of business and for general corporate purposes, including the possible repayment of indebtedness. The Company now has a total of 2,139,750 shares of 7.625% Series A Cumulative Redeemable Preferred Stock outstanding representing an aggregate liquidation preference of approximately $53.5 million.

CSCA Capital Advisors, LLC acted as Placement Agent for the transaction and Weeden & Co. LP acted as settlement agent.  The preferred shares were issued pursuant to a prospectus supplement and accompanying prospectus filed as part of an existing shelf registration statement filed with the Securities and Exchange Commission on Form S-3 that is effective.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale or offer to buy these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.  Copies of the prospectus supplement and accompanying prospectus can be obtained by contacting: CSCA Capital Advisors, LLC at 280 Park Avenue, 10th Floor, New York, NY 10021 at (212) 446-9177.

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company’s portfolio consists of sixty-two industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

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